Exhibit 99.1
MEMORANDUM

TO:	All Directors and Executive Officers Subject to SEC Section 16

FROM:	Lee McCorkle

DATE:	September 8, 2008

RE:	Notice of Blackout Period in Contemplation of the Proposed Merger with Triarc Companies, Inc.

We are obligated under the Sarbanes-Oxley Act of 2002 (specifically, under Section 306 of Sarbanes-Oxley and the SEC’s Regulation BTR) to provide you with this notice that you are unable to engage in activities regarding securities of the Company and Wendy’s/Arby’s Group, Inc. (“Wendy’s/Arby’s”) while participants in the Wendy’s International, Inc. Profit Sharing and Savings Plan (the “Plan”) are unable to direct or diversify investments in the Wendy’s stock fund in their respective individual Plan accounts if the Plan level blackout is more than three consecutive business days (a “Regulated Blackout Period”). Accordingly, as described below, it is anticipated that there may be a Regulated Blackout Period in the Plan in connection with the merger with Triarc Companies, Inc. For your information, we also are required to file this notice with the SEC on Form 8-K.
During a Regulated Blackout Period, directors and executive officers are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of the Company or Wendy’s/Arby’s acquired by such person in connection with his or her service as a director or executive officer. This prohibition applies to any securities acquired in connection with service as a director or executive officer, not only shares held in the Plan. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving direct ownership, but include any transaction in which the director or executive officer has a pecuniary interest. If you engage in a transaction during a Regulated Blackout Period that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.
Beginning at the close of business on the last business day before the merger effective date, there will be a blackout period for the Plan that may last for more than three consecutive business days during which Plan participants will be unable to engage in transactions involving investments in the Wendy’s stock fund. This blackout period is necessary in order to adjust Plan participant accounts properly as a result of the merger.
The blackout period is expected to begin after the close of business on the last business day before the effective date of the merger, last three to five business days and end the following week. For example, if the merger effective date is Monday, September 29, 2008, the blackout period would begin after the close of business on Friday, September 26, 2008, and would be expected to end between the close of business on Wednesday, October 1, 2008, and Friday, October 3, 2008. It will not be known until the second business day of the blackout period whether this blackout will be a Regulated Blackout Period. You should contact either me or Dana Klein during the week following the effective date of the merger to determine whether there is a Regulated Blackout Period prior to purchasing, selling or otherwise transferring any equity security of the Company or Wendy’s/Arby’s. If the blackout dates change for any reason (for example, the blackout period starts on a different date or lasts more than 5 days), you will receive an updated notice.
Please contact me or Dana with any questions about the blackout period or this notice at the Company’s corporate office, 4288 West Dublin-Granville Road, Dublin, Ohio or at 614-764-3210 or 614-764-3228.